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                                                                   EXHIBIT 10.41





                                      TEVA
                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                                  MARK THATCHER

                                       AND

                           DECKERS OUTDOOR CORPORATION














Information contained in sections 4.3A, 4.6, 4.7B, 4.8, 5.2, 5.3, 5.4 and 5.5 of this Agreement has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.



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                                TABLE OF CONTENTS




                                                                                           PAGE
                                                                                           ----
ARTICLE 1:     DEFINITIONS...................................................................6
        1.1.   "Advertising".................................................................6
        1.2.   "Affiliates of Licensee"......................................................6
        1.3.   "Agreement"...................................................................6
        1.4.   "Annual Period"...............................................................6
        1.5.   "Archival Collection".........................................................7
        1.6.   "Change of Control"...........................................................7
        1.7.   "Close Outs" .................................................................7
        1.8.   "Collection"..................................................................7
        1.9.   "Competitive Activity"........................................................7
        1.10.  "Competitor"..................................................................8
        1.11.  "Concept Store"...............................................................8
        1.12.  "Copyrights"..................................................................8
        1.13.  "Costs".......................................................................8
        1.14.  "Distribution Channels".......................................................8
        1.15.  "Effective Date"..............................................................8
        1.16.  "Force Majeure Event".........................................................8
        1.17.  "Gross Sales".................................................................8
        1.18.  "Guaranteed Minimum Royalty"..................................................9
        1.19.  "Intellectual Property".......................................................9
        1.20.  "Inventory"...................................................................9
        1.21.  "Know-how"....................................................................9
        1.23.  "Licensed Marks"..............................................................9
        1.24.  "Licensed Patents"............................................................9
        1.25.  "Licensed Products"...........................................................9
        1.26.  "Licensee"....................................................................9
        1.27.  "Licensee Confidential Information"...........................................9
        1.28.  "Licensor"...................................................................10
        1.29.  "Licensor Approval"..........................................................10
        1.30.  "Licensor Confidential Information"..........................................10
        1.31.  "Licensor's Trade Dress".....................................................10
        1.32.  "Licensor's Trademark".......................................................10
        1.33.  "Line".......................................................................11
        1.34.  "Marketing Program"..........................................................11
        1.35.  "Marketing Tech Rep".........................................................11
        1.36.  "Minimum Net Sales"..........................................................11
        1.37.  "Model"......................................................................11


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
        1.38.  "Net Sales"..................................................................11
        1.39.  "Packaging"..................................................................11
        1.40.  "Resultant Intellectual Property"............................................11
        1.41.  "Royalty"....................................................................11
        1.42.  "Sandal".....................................................................11
        1.43.  "Seconds"....................................................................12
        1.44.  "Specifications".............................................................12
        1.45.  "Technology".................................................................12
        1.46.  "Term".......................................................................12
        1.47.  "Territory"..................................................................12
        1.48.  "Transfer"...................................................................12
        1.49.  "Unit".......................................................................12
        1.50.  "Work".......................................................................12


ARTICLE 2:  LICENSE GRANTS..................................................................12
        2.1.   Grant of Patent License......................................................12
        2.2.   Grant of Trademark License...................................................13
        2.3.   Grant of Trade Dress License.................................................13
        2.4.   Grant of Technology and Intellectual Property License........................13
        2.5.   License Term.................................................................13
        2.6.   Licensor's Ownership.........................................................13
        2.7.   Retained Rights..............................................................14
        2.8.   Newly Developed Products by Licensor.........................................14
        2.9.   Newly Developed Products by Licensee.........................................14
        2.10.  Best Efforts.................................................................14
        2.11.  Licensor's Mail Order Business, Concept Stores, and Internet Business........14
        2.12.  Licensee's Duty to Not Authorize Third Party Use of Licensor's Trademark or
               Licensor's Intellectual Property.............................................15
        2.13.  Licensee to Mark All Licensed Products with Licensor's Trademark.............15
        2.14.  Licensee to Mark Patented Licensed Products with Patent Numbers..............15
        2.15.  Sublicensing.................................................................15
        2.16.  Non-Footwear Consultation....................................................15



ARTICLE 3:  QUALITY AND STANDARDS...........................................................16
        3.1.   Goodwill Associated With Licensor's Trademark and Trade Dress................16
        3.2.   Licensor's Control Over Quality..............................................16
        3.3.   High Standards of the Licensed Products......................................16
        3.4.   Licensee's Required QA/QC Submissions........................................17
        3.5.   Approval and Control over Products, Quality, and Manufacturing...............17
        3.6.   Licensor's Right to Remove Approval for Previously Approved Product..........18
        3.7.   Changes......................................................................18



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
        3.8.   Licensor's Control over Product Components and Licensee's Duty to Notify
               Licensor of Any Changes to Components........................................19
        3.9.   Inspection of Licensed Product Records and Licensee's Duty to Provide
               Monthly Samples of Product...................................................19
        3.10.  Right of Inspections of Factory and Offices..................................19
        3.11.  Monthly Reports Showing Number of Units Returned.............................20
        3.12.  Distribution.................................................................20
        3.13.  Disposal of  Seconds and Close Outs..........................................21
        3.14.  Unauthorized Resale..........................................................21
        3.15.  Identification Number on Licensed Products...................................21
        3.16.  Limitation on Selling Competing Products.....................................22
        3.17.  Licensee to Adequately Finance Operations....................................22
        3.18.  Licensee to Maintain Adequate Inventory......................................22
        3.19.  Pricing......................................................................22
        3.20.  Sales and Deliveries.........................................................22
        3.21.  Purpose of Quality Control...................................................23



ARTICLE 4:  SALES AND MARKETING.............................................................23
        4.1.   Sales/Marketing and Production Plans.........................................23
        4.2.   Sales Reports................................................................23
        4.3.   Licensor's Right to Purchase Licensed Products...............................24
        4.4.   Reporting Retail Sell-through Information....................................24
        4.5.   Resale of Components.........................................................24
        4.6.   Research and Development.....................................................25
        4.7.   Advertising..................................................................25
        4.8.   Advertising Expenditure and Budget...........................................25
        4.9.   Approval of Packaging, Labeling..............................................26
        4.10.  Showroom.....................................................................26


ARTICLE 5:  LICENSE FEES AND ACCOUNTING.....................................................27
        5.1.   Initial Payment..............................................................27
        5.2.   Amount of Royalty............................................................27
        5.3.   Guaranteed Minimum Royalties.................................................28
        5.4.   Minimum Net Sales of Licensed Product........................................28
        5.5.   Renewal Minimum Net Sales....................................................29
        5.6.   Mulligan Provision for Minimum Guaranteed Sales..............................29
        5.7.   Method of Paying Royalties to Licensor.......................................29
        5.8.   Penalty on Delinquent Payments...............................................29
        5.9.   Accounting...................................................................29
        5.10.  Licensor's Authority to Audit Licensee.......................................30
        5.11.  Financial Statements.........................................................30


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
ARTICLE 6:  REPRESENTATIONS AND WARRANTIES..................................................31
        6.1.   Express Warranties...........................................................31
        6.2.   Licensee's Obligations upon Breach of Warranty...............................31


ARTICLE 7:  TERM............................................................................32
        7.1.   Term.........................................................................32


ARTICLE 8:  INSOLVENCY......................................................................32
        8.1.   Effect of Proceeding in Bankruptcy, Etc......................................32
        8.2.   Rights Granted Are Personal to Licensee......................................32
        8.3.   Financing Consent............................................................32
        8.4.   Trustee in Bankruptcy........................................................33


ARTICLE 9:  TERMINATION.....................................................................33
        9.1.   Termination With Notice and 10 Day Opportunity to Cure.......................33
        9.2.   Termination with Notice and 30-Day Opportunity to Cure.......................34
        9.3.   Effect of Termination........................................................34
        9.4.   Mistaken Termination for Cause...............................................36
        9.5.   Force Majeure................................................................37
        9.6.   Inventory Upon Termination...................................................37
        9.7.   Post-Termination Transition and Freedom to License...........................37
        9.8.   Equitable Relief.............................................................38
        9.9.   Termination Without Prejudice................................................38
        9.10.  Waiver.......................................................................38
        9.11.  Noncompetition by Licensee...................................................38


ARTICLE 10:  INDEMNIFICATION................................................................38
        10.1.  Licensee.....................................................................38
        10.2.  Indemnity Against Liens......................................................39
        10.3.  Third Party Rights to Technology.............................................39
        10.4.  Independent Covenants........................................................39


ARTICLE 11:  INSURANCE......................................................................40
        11.1.  Insurance to Be Obtained by Licensee.........................................40


ARTICLE 12:  OWNERSHIP OF INTELLECTUAL PROPERTY AND TECHNOLOGY..............................41
        12.1.  Ownership of Copyright.......................................................41
        12.2.  Rights to the Trademark and Other Intellectual Property......................41
        12.3.  Licensee's Use of Trademarks and Copyrights Inures to Licensor's Benefit.....41
        12.4.  Licensee to Perform a Clearance Search of All Trademarks Used in
                Connection with Licensed Products...........................................41
        12.5.  Licensee Shall Not Attack Licensor's Title in Intellectual Property..........42
        12.6.  Molds and Designs Used Only on Licensed Products.............................42



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
        12.7.  Assignment of Rights to Resultant Intellectual Property......................42
        12.8.  Licensee's Duty to Preserve Resultant Intellectual Property..................42
        12.9.  Licensor's Rights in Licensee's Technology...................................43

ARTICLE 13:  INFRINGEMENT OR DILUTION.......................................................43
        13.1.  Notice of Infringement.......................................................43
        13.2.  Licensor Control Over Litigation.............................................43

ARTICLE 14:  CONFIDENTIALITY................................................................43
        14.1.  Non-disclosure and Use by Licensee...........................................43
        14.2.  Delivery by Licensee of Confidential Information.............................44
        14.3.  Secrecy......................................................................44

ARTICLE 15:  OTHER PROVISIONS...............................................................44
        15.1.  Severability.................................................................44
        15.2.  Non-waiver...................................................................44
        15.3.  Permission Needed to Assign or Sublicense....................................44
        15.4.  Form of Notice to Parties....................................................44
        15.5.  Notice of Actions Being Brought..............................................45
        15.6.  Precedence...................................................................46
        15.7.  Survival of Obligations......................................................46
        15.8.  Integration..................................................................46
        15.9.  Arbitration..................................................................46
        15.10. Jurisdiction.................................................................46
        15.11. Applicable Law...............................................................46
        15.12. Responsibility for Taxes.....................................................47
        15.13. Headings.....................................................................47
        15.14. Remedies Cumulative..........................................................47
        15.15. Independent Contractor Status................................................47
        15.16. Rights of Licensor's Successors in Interest..................................47
        15.17. Construction.................................................................47
        15.18. Limitation on Rights of Others...............................................47
        15.19. Limitations on Special Damages...............................................47
        15.20. Counterparts.................................................................48

Schedule 1.9.
Schedule 1.10.
Schedule 1.12.
Schedule 1.23.
Schedule 2.4.
Schedule 3.4.


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                             TEVA LICENSE AGREEMENT

        This License Agreement (the "Agreement") is made this 7th day of June, 1999, by and between MARK THATCHER, an individual, residing at 1245 Cochran Avenue in Flagstaff, Arizona, 86001 (the "Licensor"), and Deckers Outdoor Corporation, a Delaware corporation, having its main place of business at 495-A South Fairview Avenue, Goleta, California 93117 (the "Licensee").

        WHEREAS, the Licensor and Licensee intend to enter in a License Agreement, such Licensee is granted certain rights in the manufacture, distribution, sale, and advertising of Licensed Products (as hereinafter defined) under the Teva(R) brand name.

        WHEREAS, Licensor and Licensee desire to manufacture, distribute and sell the Licensed Products bearing the Teva(R) brand name in a manner consistent with Teva core values: authenticity, utility and promoting an outdoor lifestyle.

        NOW, THEREFORE, to effectuate the foregoing objectives of the parties, the Licensee and Licensor agree to the following satisfactory terms and conditions.

                             ARTICLE 1: DEFINITIONS

        The following definition of terms applies in this Agreement:

        1.1. "Advertising" shall mean all mediums of promoting Licensed Products to consumers and the trade including without limitation, cooperative advertising, catalogs, point of purchase items, web sites, event sponsorship, product giveaways and promotions, graphics, marketing tech reps and their expenses, agency and other similar advertising and promotional costs. Advertising shall not include activities relating to sales, which activities include trade shows, sales meetings, sales personnel, and the like and similar non-advertising costs.

        1.2. "Affiliates of Licensee" shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by Licensee, are under common control by Licensee, or work in association with Licensee.

        1.3.   "Agreement" shall mean this Agreement.

        1.4. "Annual Period" shall mean one of the following: (1) the period commencing January 1, 2000 and ending December 31, 2000 referred to as the "First Annual Period," or (2) each subsequent twelve (12) month period during the term, said twelve month period beginning on January 1 and ending on December 31.

        1.5. "Archival Collection" shall mean the collection of products which Licensee shall assemble, collect and ship to Licensor, which collection shall include at least two (2) samples of every model (men's size 9; woman's size 7) and at least one sample of every color of products sold hereunder.

        1.6. "Change of Control"shall be deemed to have taken place at the time after the date hereof:

               (a) when any "person" or "group" of persons (as such terms are used in Section 13 and 14 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act")), other than Douglas Otto, the Licensee or any employee benefit plan sponsored by the Corporation, becomes the "beneficial owner" (as such term is used in Section 13 of the Exchange Act) of 32.5% or more of the total number of the Licensee's common shares at the time outstanding; or

               (b) of the approval by the vote of the Licensee's stockholders holding at least 50% (or such greater percentage as may be required by the Certificate of Incorporation or By-Laws of the Corporation or by law) of the voting stock of the Corporation of any merger, consolidation, sale of assets, liquidation or reorganization involving the Licensee.

        1.7. "Close Outs" shall mean Units of a particular Model of Licensed Products in existence or in the manufacturing process at the time such Model is discontinued, or any product sold at a price Twenty Percent (20%) less than the original wholesale price, provided that in no event shall the aggregate close-outs in any year exceed Fifteen Percent (15%) of gross sales without Licensor's prior written consent.

        1.8. "Collection" shall mean Models that are grouped together for sale, display, advertisement or the like.

        1.9. "Competitive Activity" means engaging in any of the following activities in the Territory, whether directly or indirectly (including, without limitation, through licensing agreements or arrangements), (i) manufacturing, marketing, selling or distributing any Sandal, (ii) having any employee, director or designee serving as a director of any Competitor; (iii) either Controlling any Competitor or owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 5% of any class of securities of such Competitor then outstanding on a fully diluted basis) (it being understood that, if any such interests in any Competitor are owned by an entity in which a person owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the person, determined by applying the percentage of the equity interest in such entity owned by the person to the interests in such Competitor owned by such entity); (iv) providing services relating to Sandals to any Competitor, or entering into technology or trademark license agreements relating to such products with any Competitor; or (v) developing any Sandal except under this Agreement. Notwithstanding the foregoing, Competitive Activity shall not include those activities of Licensee identified in Schedule 1.9.

        1.10. "Competitor" shall mean any person that, directly or indirectly through any equity interest in an entity, manufactures, markets, sells or distributes any Sandal in the Territory. Notwithstanding the foregoing, for the purposes of this Agreement, Competitor shall not include the relationships identified in Schedule 1.10.

        1.11. "Concept Store" shall mean retail outlet used to display the entire line of Licensed Products in a fashion to celebrate the history and lifestyle of outdoor enthusiasts and the Teva brand.

        1.12. "Copyrights" shall mean any common law copyright, or any copyright that has been applied for or registered or will be applied for or registered in connection with the Licensed Products or other products manufactured by Licensee for Licensor in the past, including without limitation certain registered copyrights provided in Schedule 1.12.

        1.13. "Costs" shall mean out-of-pocket costs and expenses, including without limitation, attorneys' fees and disbursements, related litigation expenses, and court costs incurred in pursuing legal rights or enforcing legal obligations.

        1.14. "Distribution Channels" shall mean the customers and the channels of trade in the Territory in which the Licensee shall sell or distribute for sale each Licensed Product, all of which shall be approved by Licensor as described herein.

        1.15. "Effective Date" shall mean the date on which the Agreement goes into force.

        1.16. "Force Majeure Event" shall mean any natural disaster, decrees of governmental bodies and actions such as storms, floods, other acts of God, fires, explosions, riots, war or civil disturbances, strikes or other labor unrest, embargoes and other governmental actions or regulations which prevent or prohibit either party from performing the obligations under this Agreement.

        1.17. "Gross Sales" shall mean the invoiced amount of the Licensed Products shipped by the Licensee before any deductions for discounts, returns, insurance and freight.

       1.18. "Guaranteed Minimum Royalty" shall mean the minimum Royalty payment in each Annual Period as set forth in Section 5.3 of this Agreement.

        1.19. "Intellectual Property" shall mean all other patents, Copyrights, trademarks, trade secrets, Know-how and other proprietary rights relating to the Teva(R) brand but not including the Licensed Marks, Licensed Patents and/or Licensor's Trade Dress.

        1.20. "Inventory" shall mean Licensee's inventory of finished Licensed Products and Licensed Products that are in production.

        1.21. "Know-how" shall mean information that Licensor has provided or shall provide to Licensee to enable Licensee to manufacture Licensed Products. Know-how shall also mean all information relating to the design, production, distribution, marketing or sale of Licensed Products that Licensee has obtained in the past or shall obtain after entering into the Agreement, regardless of whether Licensor provided such information.

        1.22. "Licensed Intellectual Property" shall mean collectively, all Copyrights, Licensed Marks, Intellectual Property, Know-how, Licensed Patents, Licensor's Trade Dress, Licensor's Trademark, Resultant Intellectual Property and Technology.

        1.23. "Licensed Marks" shall mean any common law trademark, or any trademark for which registration has been applied for or will be applied for or registered trademarks that are used in connection with the sale of Licensed Products, including without limitation Licensor's Trademark and certain marks listed in Schedule 1.23. Such trademarks are Licensor's property and constitute the trademarks for which Licensee is granted certain rights under this License.

        1.24. "Licensed Patents" shall mean U.S. Patent Nos. 4,584,782 and 4,793,075 and their foreign counterparts.

        1.25. "Licensed Products" shall mean any footwear item that is covered by or incorporates any feature of the Licensed Intellectual Property and sold by the Licensee pursuant to this Agreement or otherwise.

        1.26. "Licensee" shall mean Deckers Outdoor Corporation or a subsidiary of Deckers Outdoor Corporation.

        1.27. "Licensee Confidential Information" shall mean any and all information which concerns or relates to the business of the Licensee and is, for any reason, identified or otherwise treated as confidential by the Licensee, except such information and Technology which the Licensor can prove was: (a) in the public domain prior to the date of this Agreement; (b) became publicly known after date of this Agreement through no fault of Licensor; (c) was known and documented by Licensor prior to the start date of this Agreement, and with respect to which Licensor was not and is not under any obligation of confidentiality; (d) was disclosed to Licensor, without restriction on disclosure or use, by a third party which is not under any obligation of confidentiality; or (e) constitutes Licensed Intellectual Property.

        1.28.  "Licensor" shall mean Mark Thatcher.

        1.29. "Licensor Approval" shall mean the written approval, which approval shall not be unreasonably withheld, of Licensor prior to the commencement of the requested action. The time permitted for Licensor to submit its reasonable approval will be governed by the applicable provision of this Agreement.

        1.30. "Licensor Confidential Information" shall mean any and all information including the Licensed Intellectual Property which concerns or relates to any aspect of the Licensed Products or the business of the Licensor and is, for any reason, identified or otherwise treated as confidential by Licensor, except such information and Technology which Licensee can prove was:
(a) in the public domain prior to the date of this Agreement; (b) became publicly known after date of this Agreement through no fault of Licensee; (c) was known and documented by Licensee prior to the start date of this Agreement, and with respect to which Licensee was not and is not under any obligation of confidentiality; or (d) was disclosed to Licensee, without restriction on disclosure or use, by a third party which is not under any obligation of confidentiality.

        1.31. "Licensor's Trade Dress" shall mean the inherently distinctive features of any product sold hereunder, or any feature or combination of features of any product sold hereunder which has acquired or acquires distinctiveness during the term hereof. Without limiting the foregoing such trade dress includes the distinctive appearance of certain sandals which include, but are not necessarily limited to, a general strap configuration including heel strap, instep strap, toe strap, and lateral strap components (wherein the term "lateral strap" means a strap which in more than one place along the outer side of the foot connects to or intersects one or more sandal components), or a sandal with such a general strap configuration which includes a rectangular label located proximate to the intersection of the ankle strap and the lateral strap, or a sandal with such a general strap configuration which includes a rectangular label located on the back of the heel strap, or a sandal with such a general strap configuration which includes colored weaves located proximate to the top surfaces of any of the sandal's straps, or any combination thereof.

        1.32. "Licensor's Trademark" shall mean "Teva" or the hand logo in any style of presentation or as used in connection with any other formative or design.

        1.33. "Line" shall mean product line and includes groups of Collections and other Licensed Products that are offered for sale at the same time.

        1.34. "Marketing Program" shall mean the program established by Licensee in connection with which Licensee sells products hereunder.

        1.35. "Marketing Tech Rep" shall mean personnel employed as regional traveling marketing reps, whose job it is to elevate the prestige of the brand by (a) promotional sponsorship and productive giveaways to opinion leaders, (b) sponsoring or participating in promotional events, (c) promotion of new technical products, and (d) store support for key technical dealers.

        1.36. "Minimum Net Sales" shall mean the minimum Net Sales of Licensed Products during each Annual Period as set forth in Section 5.4.

        1.37. "Model" shall mean a particular style of Licensed Products (regardless of year).

        1.38. "Net Sales" shall mean the Gross Sales Price of Licensed Products shipped to and paid by Licensee's direct customers less returns actually allowed and actually received by Licensee, price allowances, mark downs and chargebacks, customary and usual trade discounts granted by the Licensee, freight, and insurance. The maximum bad debt allowance allowed pursuant to this Section 1.38 shall not exceed the lesser of actual bad debt allowance or 0.5% of Net Sales per annum. Taxes of Net Sales such as value added taxes, sales taxes or their equivalent shall be deducted and separately listed. No other deductions shall be taken.

        1.39. "Packaging" shall mean labels, tags, packaging material, business supplies, advertising and promotional materials, utilized on containers and displays or in connection with Licensed Products.

        1.40. "Resultant Intellectual Property" shall mean any and all Technology or Intellectual Property relating to the Licensed Products that is conceived, created, or first made, used or reduced to practice (a) under this Agreement, and (b) in connection with equipment, products or information supplied and services for which Licensee has been engaged by Licensor, or which are otherwise performed on behalf of Licensor by Licensee.

        1.41. "Royalty" shall mean the percentage amount of Net Sales Licensee shall pay to Licensor for all sales of Licensed Products.

        1.42. "Sandal" shall mean a shoe consisting of a sole fastened to the foot by thongs or straps. In addition, the term Sandal shall include any Sandal-like product.

        1.43. "Seconds" shall mean damaged, imperfect, non-first quality or defective Licensed Products.

        1.44. "Specifications" shall mean the specifications for Licensed Products, as they may be from time to time modified, which Specifications shall be subject to Licensor Approval.

        1.45. "Technology" shall mean conceptions, innovations, inventions, processes, machines, manufactures, compositions of matter, improvements, designs, data and information, whether or not patentable, copyrightable or susceptible to any other form of protection relating to the Licensed Products.

        1.46. "Term" shall mean the time period for which this License shall be effective, as set forth in Article 7.

        1.47. "Territory" shall mean the geographic area in which Licensee shall have the right to export to or sell the Licensed Products, which shall be worldwide.

        1.48. "Transfer" shall mean to sell, assign and/or otherwise alienate ownership or control.

        1.49.  "Unit" shall mean a single Licensed Product.

        1.50. "Work" means all labor, equipment, materials, methods, engineering and services required by or reasonably inferable from this Agreement, and the carrying out of all obligations imposed by this Agreement.

        1.51.  "Domestic" shall mean North America.

        1.52. "International" shall mean all parts of the world other than North America.


                            ARTICLE 2: LICENSE GRANTS

        2.1. Grant of Patent License. Subject to the terms and provisions hereof, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable, sublicensable, non-assignable license, right and privilege under the Licensed Patents during the term thereof to make, have made, use, sell, offer to sell and promote Licensed Products embodying the inventions covered thereby in the Territory. Licensee acknowledges that the Licensed Patents may expire during the term of this Agreement, and Licensee agrees that royalties paid under this Agreement shall not be attributed to such expired patent rights.

        2.2. Grant of Trademark License. Subject to the terms and provisions hereof, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable, sublicensable, non-assignable license, right and privilege to use the Licensed Marks to make, have made, use, sell, offer to sell and promote, Licensed Products in the Territory.

        2.3. Grant of Trade Dress License. Subject to the terms and provisions hereof, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable, sublicensable, non-assignable license, right and privilege to use the Licensor's Trade Dress to make, have, made, use, sell, offer to sell and promote, Licensed Products in the Territory.

        2.4. Grant of Technology and Intellectual Property License. All Technology and Intellectual Property, including Resultant Intellectual Property, which exists or is hereafter developed or acquired and is used or embodied in any Licensed Product is and shall be the property of Licensor, except that which is identified on Schedule 2.4. Licensee hereby assigns, or agrees to assign to Licensor any interest Licensee has or may have therein, and Licensee agrees to reasonably assist Licensor in perfecting any interest therein and to not take any action inconsistent with or to impair Licensor's ownership thereof. Notwithstanding the foregoing, subject to the terms and provisions hereof, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferrable, sublicensable, non-assignable license, right and privilege to use the Technology, Resultant Intellectual Property and Intellectual Property to make, have made, use, sell, offer to sell and promote, Licensed Products in the Territory.

        2.5. License Term. All licenses granted in this Article 2 shall be for the term of this Agreement, unless earlier terminated as set forth herein, or if such rights cease to be in full force and effect. No license shall continue beyond the duration of any such right.

        2.6. Licensor's Ownership. The rights and licenses hereby granted to Licensee under this Agreement shall in no way affect Licensor's exclusive ownership in and to said Licensed Patents, Licensed Marks, Licensor's Trade Dress, Technology, Intellectual Property, Copyrights and Resultant Intellectual Property and Licensee acknowledges that Licensor is the sole owner of such rights except those listed on Schedule 2.4. Upon termination of this Agreement, the right of Licensee to use such rights shall terminate and Licensee shall immediately cease using the same, except those listed on Schedule 2.4. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Intellectual Property, except that which is identified on Schedule 2.4. it being understood and acknowledged by Licensee that all right relating thereto are reserved to the Licensor except for the privileges specifically granted to Licensee in this Agreement.

        2.7. Retained Rights. Licensee understands and agrees that Licensor may manufacture and sell, or authorize third parties to manufacture and sell, non-Licensed Products of any and all types and descriptions in or outside the Territory. In addition, no license is granted hereunder for the manufacture, sale or distribution of the Licensed Products for publicity purposes, other than publicity of the Licensed Products, in combination sales, premiums or giveaways, or to disposition of under or in connection with similar methods of merchandising, without Licensor Approval. Licensor reserves the right to sell Licensed Products as set forth in Section 2.11.

        2.8. Newly Developed Products by Licensor. The licenses herein granted apply to any Models developed by the Licensor after the date of this Agreement which are not now covered by the Licensed Patents, and any such new Models shall become a

Licensed Product, at the election of the Licensee, such election not to be unreasonably withheld.

        2.9. Newly Developed Products by Licensee. Licensed Products shall also include any new Sandal or new product developed by Licensee bearing Licensor's Trademark. As to newly developed products developed by Licensee, written notice shall be provided by Licensee to Licensor within 60 days of development. In the event Licensor determines that such new developed product does not enhance the brand and shall therefore not become a Licensed Product, Licensor shall notify Licensee of such rejection within 60 days after receipt of written notice. If Licensor rejects Licensee's new developed product, Licensee shall refrain from distribution of such product to any retailer selling Licensed Product.

        2.10. Best Efforts. At all times while this Agreement is in effect, Licensee shall use its reasonable best efforts to exploit the License granted hereunder throughout the Territory, including but not limited to, selling a sufficiently representative quantity of the Licensed Products; offering for sale the Licensed Product in a fashion so that they shall be sold to the consumer on a timely basis; maintaining a sales force sufficient in number and appropriate training, skill or experience to provide effective distribution throughout all areas of the Territory; and cooperating with Licensor's marketing, merchandising, sales and anti-counterfeiting programs. Licensee and Licensor shall jointly develop a marketing plan for each Annual Period relating to various geographical areas and countries within the Territory to be targeted for focused sales efforts during such Annual Period. If Licensee does not use its reasonable best efforts to exploit the License granted hereunder in accordance with such plan, then Licensor may, at its election, make the rights granted hereunder with respect to such area or country become non-exclusive for the remainder of the Term of this Agreement. In such event Licensee shall sell Licensed Product to any new licensee in such area or country at Licensee's current wholesale most favorable quantity price.

        2.11. Licensor's Mail Order Business, Concept Stores, and Internet Business. Licensor may sell Licensed Products as well as other products not within the scope of this Agreement only directly to consumers through its mail order business, Concept stores and Internet business. The Licensee will supply Licensor with Licensed Products for sale in the mail order business, concept stores, and Internet business as provided in this Agreement. Licensee shall provide to Licensor, at no charge to Licensor, catalogue designs and mock-ups and product images for Licensor's use. Licensor may, but need not, purchase finished catalogues from Licensee at Licensee's cost.

        2.12. Licensee's Duty to Not Authorize Third Party Use of Licensor's Trademark or Licensor's Intellectual Property. Licensee shall not use or permit or authorize another person or entity to use the word "Teva(R)" or any other marks associated with "Teva(R)" as part of a corporate name or tradename or otherwise in commerce without the prior written consent of Licensor. Licensee shall not permit or authorize use of the Licensed Marks or Licensor's Trademark, Licensed Patents, Licensor's Trade Dress or other Technology or Intellectual Property hereby licensed in such a way as to give the impression that such, or any modifications thereof, are the property of the Licensee.

        2.13. Licensee to Mark All Licensed Products with Licensor's Trademark. The Licensee shall mark, directly, by hang tag or identify as otherwise indicated by Licensor, all Licensed Products and prototypes thereof with the Licensor's Trademark, unless otherwise specified by the Licensor; no other marks, except Licensed Marks, approved by Licensor shall be applied to the Licensed Products without Licensor Approval. Licensee shall bear the burden of costs of complying with this provision so long as such costs are reasonable within the industry.

        2.14. Licensee to Mark Patented Licensed Products with Patent Numbers. Unless otherwise specified by Licensor, Licensee shall mark, directly and by label or hang tag or as otherwise directed by Licensor, all patented Licensed Products with the applicable patent number. Licensee shall bear the burden of cost for complying with this provision so long as such costs are reasonable within the industry.

        2.15. Sublicensing. Licensee has the right, subject to Licensor Approval to sublicense its rights covered by this Agreement. Any such license shall not reduce or remove any obligation owed to the Licensor set forth in this Agreement. The form of any such sublicense agreement shall receive Licensor Approval which shall have appropriate provisions to protect Licensor's interests in this Agreement and in the Licensed Intellectual Property.

        2.16. Non-Footwear Consultation. Licensor agrees to consult with Licensee on the selection of other entities that may be granted a license to manufacture, distribute, and/or sell non-footwear products utilizing Licensed Intellectual Property, including, but not limited to, Licensor's Trademark.

        Additionally, Licensor agrees to consider utilization of Licensee's non-domestic business operations as vehicles for potential manufacturing, marketing or sales of non-footwear products utilizing the Licensed Intellectual Property including, but not limited to, Licensor's Trademark.


                        ARTICLE 3: QUALITY AND STANDARDS

        3.1. Goodwill Associated With Licensor's Trademark and Trade Dress. Licensee acknowledges that Licensor has valuable goodwill and other rights in the Licensed Marks and Licensor's Trade Dress. Licensee agrees that it shall not at any time do or cause to be done directly or indirectly any act contesting, or in any way impairing any part of the Licensor's right, title or interest in the Licensed Marks and Licensor's Trade Dress. Without limiting the foregoing, Licensee shall during the term of this Agreement use reasonable efforts to ensure that use of the Licensed Marks and Licensor's Trade Dress is in accordance with use which is to the best advantage and protection of Licensor's goodwill in Licensed Marks and said Trade Dress.

        3.2. Licensor's Control Over Quality. Licensee agrees that Licensor has the right to control the quality of Licensed Products, and that Licensor has sole discretion (not to be unreasonably exercised) to determine in good faith whether the Licensed Products meet the quality standards of this Article. If Licensor determines the quality standards of this Article have not been met, Licensor shall notify Licensee in writing of the details of such quality failure and provide Licensee a reasonable time frame to correct the failure, but in no event shall the time to correct the failure exceed sixty (60) days after notice or thirty (30) days after any arbitration decision, whichever is later. In the event the Licensee disagrees that the Licensor's determination of a quality failure is reasonable, Licensee has a right within the first thirty (30) days after receipt of Licensor's written notice of quality failure to notify Licensor of such disagreement and submit the sole issue of whether or not Licensor has reasonably determined there exists a quality failure to arbitration pursuant to this Agreement. In the event the quality failure is not corrected, Licensor may consider such a material default or breach, and this Agreement will be subject to termination as provided in Article 9.

        3.3. High Standards of the Licensed Products. The Licensee shall use its reasonable efforts to maintain the high quality standards and distinctiveness of Licensor's Trademark, Trade Dress and the Licensed Products, in all advertising, packaging and promotion of the Licensed Products. licensee agrees that, with respect to all Licensed Products manufactured or sold by it, the same will be of high quality workmanship, fit, design and materials used therein, and shall be at least equal in quality, workmanship, fit, design and materials to the samples of Licensed Products submitted by Licensee and approved by Licensor pursuant to this Agreement. All manufacturing and production shall be of a quality in keeping with the prestige of the Licensed Marks.

        3.4. Licensee's Required QA/QC Submissions. Licensee shall deliver to Licensor a detailed description of the QA/QC program utilized by Licensee which shall contain the minimum requirements or their equivalents as set forth in
Schedule 3.4. Said program may be reasonably modified by Licensee, and any such modification shall be delivered to Licensor within 30 days of implementation.

        3.5. Approval and Control over Products, Quality, and Manufacturing. Before selling, distributing or promoting any Licensed Product, Licensee will deliver for Licensor's inspection and correction, amendment or alteration a prototype sample, of each such Licensed Product (a men's size 11 for men's footwear and a women's size 7 for women's footwear) together with prototype tags, labels and packaging intended for use in connection therewith.

               A. Prototypes. Such prototypes shall be delivered within a reasonable period of time sufficient to enable Licensor to evaluate and test such prototype, together with Licensee's proposed development schedule.

               B. Initial Samples. Licensee will also deliver one initial sample pair of each Licensed Product, together with the spec sheet report, the tags, labels and packaging to be used in connection therewith, for Licensor Approval.

               C. Ongoing Production. In addition, upon Licensor's request, Licensee will deliver to Licensor, free of charge, up to six (6) pairs per model, per annum, of current production samples of each Licensed Product produced hereunder together with the tags, labels and packaging being used in connection therewith so that Licensor may be assured of the maintenance of the quality standards set forth herein. In the event Licensor determines that any Licensed Product so submitted fails to meet the quality standards set forth herein, Licensee will make any corrections reasonably determined by Licensor to be necessary to meet the original quality standards.

               D. Quality Committee. Licensor and Licensee shall establish a quality committee comprised of two (2) representatives of Licensor and two (2) representatives of Licensee (the "Quality Committee"). The Quality Committee will endeavor to resolve all matters related to Article 3 and if there is a deadlock the matter will be resolved by arbitration as provided in Section 15.9.

               E. Equal Quality. All Licensed Products to be sold hereunder will be at least equal in quality to the samples approved by Licensor. Licensor's duly authorized representatives will have the right, upon reasonable advance notice and during normal business hours, to examine Licensed Products in the process of being manufactured and to inspect all facilities utilized or controlled by Licensee or its Affiliates (including those of all its contractors) in connection with the manufacture, distribution and sale of the Licensed Products. Licensee's agreements with third party contractors related to Licensed Products shall include a similar provision permitting Licensor to inspect each of such contractors' facilities on a confidential basis.

               F. Proof of Quality. If Licensor should in Licensor's reasonable discretion in good faith determine that any element in any new product may negatively impact the quality of the brand and/or the goodwill associated with Licensed Marks and Licensor's Trade Dress, Licensor may reasonably require Licensee to demonstrate the durability or quality of the element or product through laboratory or other testing, such testing to be performed and the results provided to Licensor, and the costs and expenses of such testing shall be borne equally by Licensee and Licensor.

        3.6. Licensor's Right to Remove Approval for Previously Approved Product. If the style, appearance or quality of any Licensed Product ceases to be reasonably acceptable to Licensor, Licensor shall have the right to withdraw his prior approval of such Licensed Product upon not less than one hundred eighty (180) days' written notice specifying in detail the requested withdrawal and the reasons for such withdrawal. Upon receipt of written notice from Licensor of his decision to withdraw such approval, Licensee shall take reasonable steps to immediately cease the use of Licensor's Trademark and other Licensed Intellectual Property in connection with the promotion, advertising, sale, manufacture, distribution or use of such Licensed Products(s). Upon receipt of Licensor's notice of election to withdraw approval, Licensee may complete work in process, utilize materials on hand and sell all existing inventory provided that it submits to Licensor proof of such work in process, materials on hand, and existing inventory. Notice of such election by Licensor to withdraw approval shall not relieve Licensee from its obligation to pay Royalties on sale of such disapproved Licensed Products(s) made by Licensee to date or thereafter as permitted. Licensee shall, prior to sale of existing inventory of previously approved Licensed Product, offer such product to Licensor at Licensee's cost. If Licensor buys such existing inventory of previously approved product, Licensor agrees such inventory shall be destroyed or distributed at no charge. In the event the Licensee deems any withdrawal requested by the Licensor to be inconsistent with any part of this Agreement, the Licensee, within fifteen (15) calendar days of receipt of the withdrawal notice may, in writing, object to the withdrawal. This written objection shall include a detailed explanation of the basis for objection. The Licensor shall consider the objection in good faith, and shall reply in writing, accepting or rejecting the objection. If the parties continue to disagree, the matter will be resolved by the Quality Committee within ninety (90) days after the date of Licensee's written objection or by arbitration pursuant to Section 15.9 hereof.

        3.7. Changes. Licensor shall have the right to make reasonable changes in the technical specification of the Licensed Products upon not less than one hundred eighty (180) days' written notice specifying in detail the requested change and the reasons for such change. Licensee shall provide the Licensed Products in conformance with such changes as soon as reasonably possible. In the event that the Licensee deems any change requested by Licensor to cause an increase in cost or time required for performance of any part of this Agreement, Licensee, within fifteen (15) calendar days of receipt of the change order may, in writing, object to the change. This written objection shall include a detailed explanation of the basis for objection, and any proposed adjustment to be made to the price, performance time, or both. Licensor shall consider the objection in good faith, and shall reply in writing, accepting or rejecting the objection. If Licensor in good faith rejects the objection, Licensee shall provide the Licensed Products in conformance with such changes as soon as reasonably possible. If the Licensee disagrees, the matter will be resolved by the Quality Committee within ninety (90) days after the date of Licensee's written objection or by arbitration pursuant to Section 15.9. If the change cannot be made, Licensor approves the sale of such Licensed Products as a close-out but not subject to the limitation on close-out sales as set forth in
Section 1.6.

        3.8. Licensor's Control over Product Components and Licensee's Duty to Notify Licensor of Any Changes to Components. The Licensee shall use its reasonable efforts to maintain standards for Licensed Products set by the Licensor and any proposed change involving any alterations in materials, construction, structure, quality, or design of the Licensed Products shall be submitted to the Licensor and which shall require Licensor Approval; provided, however, the Licensee, in an emergency when the Licensor is unavailable, shall have the right to temporarily substitute construction materials for up to thirty
(30) calendar days, but shall stop using said substitute construction materials after thirty (30) calendar days, unless before the end of said thirty (30) calendar days the Licensor approves thereof in writing; provided further Licensee shall submit all changes through sample or technical specifications to the Licensor for reasonable approval and Licensor shall approve or reject said changes in writing within thirty (30) calendar days of receipt, if testing is required and within five (5) calendar days if testing is not required, along with reasons for rejecting, if applicable. Licensee shall provide confidential specification books to Licensor to enable Licensor to determine the source and composition of all components used in Licensed Products.

        3.9. Inspection of Licensed Product Records and Licensee's Duty to Provide Monthly Samples of Product. Licensee recognizes the right of the Licensor to inspect product quality and hereby authorizes the Licensor to inspect the manufacture and assembly of the Licensed Products made by Licensee and agrees Licensor or his agent may, upon ten (10) calendar days' notice and during normal business hours, check the accounting and material cost records, which shall be maintained confidential, to verify the quality of materials used in manufacture of the Licensed Products. Licensee shall send monthly one (1) sample of each Model of Licensed Products to Licensor for inspection. Licensor shall be entitled to request monthly, by means of a duly authorized representative or himself, reasonable number of additional samples selected at random from Licensee's production in order to monitor the quality of Licensed Products.

        3.10. Right of Inspections of Factory and Offices. The Licensee will permit the Licensor or his agent, at the Licensor's own expense, on ten (10) calendar days' notice to visit the Licensee's factory and offices and the factory or office of any entity involved in the manufacture or sale of Licensed Products for such periods as may be reasonable and during normal business hours to inspect the Licensed Products being made by Licensee to ensure said Products meet the quality standards of the Licensor on a confidential basis.

        3.11. Monthly Reports Showing Number of Units Returned. Licensee shall prepare and send to Licensor a monthly report showing the number of Units returned and the reasons given for such return. The monthly report shall itemize the number of Units of each Model returned, from whom such Models were returned, and the reasons given for that return.

        3.12.  Distribution.

               A. The Licensed Products shall be sold by Licensee only to those Distribution Channels that deal in products similar in quality and prestige to the Licensed Products, and whose representations and operations will enhance the quality and prestige of the Licensed Marks. Within thirty (30) days from the date of this Agreement, Licensee shall provide Licensor with a list of the Distribution Channels for Licensor Approval. Each calendar quarter Licensee shall submit to Licensor a list of all customers that were deleted from its customer base during that quarter.

               B. As to each new customer Licensee desires to sell to, Licensee shall supply Licensor with a request to add such new customer to the existing Distribution Channels before shipping any licensed product to such new customer. The request shall include a description of the new customer on the form and provide any data reasonably requested by Licensor. In the event Licensor does not object to the addition of the new customer as a retail outlet for Licensed Product within ten (10) working days after Licensor's receipt of the request, Licensee shall be free to sell Licensed Product to such customer. Subject to the provisions of Section 3.12(C) below, in the event Licensor notifies Licensee of an objection to the new customer, Licensee shall not accept orders from such new customer.

               C. If Licensor should reasonably determine that any actual or proposed Distribution Channel is not consistent with the quality and prestige associated with Licensor's Trademark, as set forth in paragraphs A and B above, Licensor shall discuss such concern with Licensee through the Quality Committee, and after such discussion Licensor shall have the right to object by notice to Licensee to any Distribution Channel, and Licensee shall not thereafter accept orders from such customer. If Licensee disagrees with Licensor's objection, and concludes that Licensor's objection would negatively affect Licensee's sales of Licensed Products, Licensee may, within thirty (30) days of receipt of the objection, submit to arbitration the following specific questions, which questions are to be decided by the arbitrator within ninety (90) days of submission:

               Is Licensor's objection to the specific customer unreasonable? If the arbitrator determines that Licensor's objection to the specific customer is unreasonable, then the arbitrator shall determine the negative effect in total lost sales (if any) such objection to specific customer has on Licensee's sales for the period of one year after the date of the objection.

               If the arbitrator determines that the Licensor's objection was unreasonable and such objection resulted in lost sales for Licensee within one year after the date of Licensor's objection, the amount of such lost sales incurred within such one year shall be deducted from the minimum net sales requirements set forth in other parts of this Agreement solely for that one year period following the objection. For purposes of judging the reasonableness of Licensor's objection the arbitrator shall use as a standard the following principle: "Was Licensor's objection reasonably calculated to maintain or improve the Licensor's Trademark brand quality image?

        3.13.  Disposal of Seconds and Close Outs.

               A. Licensee shall use reasonable efforts to dispose of Licensed Products which are designated as Seconds in a way which shall maintain the value of the Licensor's Trademark and Licensor's reputation, and Licensee shall obtain Licensor's Approval with respect to the terms and method of such disposal. All Seconds approved for sale by Licensor shall clearly be marked "Seconds" or "Irregular" in a manner obvious to a casual consumer. The percentage of Seconds of any of the Licensed Products which shall be disposed of pursuant to this Section shall not exceed five percent (5%) of the total number of Units of Licensed Products distributed, manufactured or sold by Licensee in each Annual Period.

               B. All Close Outs shall be sold only with Licensor's Approval, through retail outlets and traditional accepted dealers in such merchandise and upon such terms and conditions as Licensee determines appropriate. The percentage of Close Outs sold pursuant to this Section shall not exceed fifteen percent (15%) of the total number of Units of Licensed Products distributed, manufactured or sold by Licensee in each Annual Period.

        3.14. Unauthorized Resale. In the event Licensor reasonably determines that the unauthorized resale of Licensed Products through unauthorized Distribution Channels is causing a negative impact on the reputation and desirability of Licensor's products, Licensee shall consult with Licensor in good faith regarding implementation of a system, including, but not limited to, an inventory marking system to remedy such negative impact.

        3.15. Identification Number on Licensed Products. Licensed Products shall have a Model number that is unique from Licensee's other products, and such unique identification shall be used in Licensee's accounting system. If any Model numbers of Licensee's other brands are the same as those used on Licensor's products, Licensee bears all expense and responsibility for changing the numbering system on Licensee's other brands to eliminate duplication.

        3.16. Limitation on Selling Competing Products. At all times while this Agreement is in effect, neither Licensee, nor any company affiliated with Licensee, owned or controlled by Licensee, under common ownership with Licensee, in which the owner of Licensee is a partner, or in which Licensee is a partner, shall engage in Competitive Activity without Licensor Approval. If Licensor consent is given for Licensee to engage in competitive activity, Licensee shall provide Licensor with samples of each product Model that Licensee manufactures, has manufactured or distributed for it which do not bear the Licensor's Trademark. A breach of this clause shall constitute a violation of Licensee's obligation to use its reasonable best efforts to exploit this license. The design, merchandising, packaging, marketing, sales force, sales and display of all of Licensee's products (if any are permitted) that are not Licensed Products shall be separate and distinct from the Licensed Products. Licensee shall contractually restrict its sales agents and sales force from manufacturing or selling Sandals or any product that has the same or a similar image as any Licensed Product. Licensor Approval of all manufacturers shall be required, other than those manufacturers utilized for Licensed Products as of the date of this Agreement.

        3.17. Licensee to Adequately Finance Operations. Licensee shall at all times, within reasonable industry standards, maintain its financial position including maintaining such standards for payment of Licensee's account payables and maintaining sufficient cash flow to finance all of the operations and obligations specified in this Agreement. In this regard, Licensee shall establish a division for purposes of promoting the Licensed Products, within such Division, Licensee shall provide Licensor with access to the premises where the Licensed Products are designed and provide to Licensor an opportunity to review and participate in the activities of the Division.

        3.18. Licensee to Maintain Adequate Inventory. Licensee shall at all times maintain an inventory of Licensed Products which shall be reasonably sufficient to meet customers' and Licensor's reasonable and anticipated demands. Without limiting the generality of the foregoing, Licensee shall use its reasonable efforts to fill all preseason orders on time or within thirty (30) days of the confirmed delivery date. If Licensee shall fail on two or more occasions to fill pre-season orders within thirty (30) days of the requested delivery date Licensor and Licensee shall together discuss how to remedy this situation.

        3.19. Pricing. Licensee shall use its reasonable efforts in order to preserve the goodwill attached to Licensor's Trademark, to sell the Licensed Products at prices and terms reflecting the consumers' perception of the high quality and prestigious nature of the Licensed Products, it being understood, however, that Licensor is not empowered to fix or regulate the prices for which the Licensed Products are to be sold, either at the wholesale or retail level. The Licensee shall use its reasonable efforts to charge prices fairly and to not discriminate between similarly situated purchasers.

        3.20.  Sales and Deliveries.

               A. Licensee acknowledges that the availability and selection of styles, fabrications, colors and sizes are an integral part of the excellent reputation for quality and value which the trade and consumers have come to associate with the Licensed Products. Therefore, to reasonably protect that reputation and value, Licensee agrees that its policies for sale, distribution, or other exploitation of Licensed Products shall promote the consumers' perception of the Licensed Products and that the same shall in no way adversely reflect upon the good name of Licensor or any of its products.

               B. The License shall use its reasonable efforts to provide the Licensor all Licensed Product ordered by Licensor as stock and inventory for Licensor's mail order business, Concept Stores, and Internet business on the basis set forth in Section 4.3.

        3.21. Purpose of Quality Control. Licensor's right to enforce the standards for quality hereunder is for the sole purpose of protecting Licensor's rights in and to the Licensed Marks, and except as otherwise set forth in this
Agreement:

               A. Licensor shall have no duty or responsibility to the Licensee or to any third party with respect thereto;

               B. No third parties shall acquire any rights against Licensor in connection with Licensor's acceptance or right to enforce standards; and,

               C. Licensor's rights to enforce the standards shall in no way diminish or abrogate the termination provisions of Article 9.

                         ARTICLE 4: SALES AND MARKETING

        4.1. Sales/Marketing and Production Plans. On November 1 and May 1 of each Annual Period during the Term, Licensee will submit to Licensor, for Licensor's comments, a schedule showing in reasonable detail the projected sales and marketing plans for the Licensed Products for each of the next two quarterly periods. In addition, Licensee will submit to Licensor at the start of the Agreement a proposed production calendar for the Licensed Products. The Licensee shall provide to Licensor, on a monthly basis, monthly wholesale bookings reports and retail selling reports detailing model, color, and size.

        4.2. Sales Reports. Within sixty (60) days after the close of each quarter within an Annual Period, Licensee shall provide to Licensor a detailed listing of all sales made by Licensee of Licensed Products, broken out by sales region, by top twenty (20) accounts, and showing relationship of sales for such quarter as compared to the same quarter for the preceding Period. In the event sales for any quarter evidence a substantial decline in any sales region, Licensor may request Licensee to submit, for Licensor Approval, a marketing plan which addresses the decline.

        4.3.   Licensor's Right to Purchase Licensed Products.

               A. It is understood and agreed that the Licensor shall have the right to purchase from the Licensee as many Units of Licensed Products as Licensor may reasonably require for retail sale or promotional use or for such other uses as Licensor deems appropriate in non-exclusive Territories as described in Section 2.10 of this Agreement, with 90% of any order to be delivered timely (as described below) to the Licensor's offices, at prices to be negotiated by the parties, but in no event higher than Licensee's current wholesale at the most favorable quantity price less - * - , or in the alternative a lower price under any other provision of this Agreement. Licensor shall comply with Licensee's published order procedures.

The Licensee shall be obligated to make the royalty payments provided herein with respect to any Licensed Products sold by the Licensee to the Licensor. All payments for Licensed Products are due from the Licensor, net thirty (30) calendar days, and in the event of non-payment, the Licensee shall set off any sums due from the Licensor against any payments due the Licensor from the Licensee. Licensee agrees that such products will be delivered timely, which shall mean: for preseason orders, delivery shall be in accordance with a schedule provided by Licensor to Licensee and approved by Licensee, which approval shall not be unreasonably withheld; for season fill-in orders, delivery shall be within seven (7) days with respect to any product then in available-to-ship inventory. Licensor shall be entitled to return any Licensed Products purchased from Licensee, shipping prepaid, on the same basis and subject to the same credit on most favorable terms as Licensee provides to any other customer.



* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

               B. The Licensee will use its reasonable efforts to negotiate with the Licensee's contract factories so that the Licensor may buy at cost all previously used molds and other devices necessary to make discontinued, but previously manufactured Licensed Products. Licensor may order Licensed Products from Licensee which have been discontinued at prices of two (2) times the Licensee's cost, and at minimum quantities and deliveries, negotiated in good faith with Licensee's contract factories These Models shall continue to be marked with Licensor's Trademark.

        4.4. Reporting Retail Sell-through Information. Licensee will deliver within thirty (30) calendar days after each quarter, its sales results reflecting goods actually shipped, by Model on a Unit basis, of Licensed Products shown and sold; and, if available, within thirty (30) calendar days following the close of each quarter a report setting forth the sell-through by Licensee's customers of Licensed Products shipped to them for top five (5) accounts by sales territory utilized by Licensee.

        4.5. Resale of Components. Licensee shall not resell any left over, unused, disassembled, or otherwise excess components including, but not limited to, the soles, webbing, fasteners, labels, and the like to a third party without Licensor Approval obtained at least fifteen (15) calendar days prior to the sale. If Licensor does not approve the sale the components will be destroyed but Licensee's cost for such destroyed components will be credited to royalty payments due Licensor.

        4.6. Research and Development. Licensee shall maintain for the duration of this Agreement a separate Research and Development Department for the Licensed Products with an annual budget of not less than - * - of Net Sales of Licensed Products of the preceding Annual Period for personnel, development, tooling, equipment, overhead and other direct costs.

        4.7.   Advertising.

               A. All Advertising and promotion in connection with Licensed Products, including cooperative advertising whereby Licensee provides its customers with a contribution, whether in the form of monetary contribution, credit or otherwise, shall be submitted by Licensee to Licensor for review, and if placed with an agency, the agency shall receive Licensor Approval. Any creative advertising product shall be submitted by Licensee to Licensor for reasonable written approval prior to being used. Licensor shall have ten (10) calendar days from submission by Licensee to disapprove any advertising. In the event Licensor does not disapprove such advertising within that period, Licensor will be deemed to have approved it. Licensee will pay advertising invoices directly as




* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

they become due. Licensee agrees to use its reasonable efforts to advertise and promote the Licensed Products during each Annual Period in order to make the Licensed Products well-known within the Territory to maintain awareness of the Licensed Products and to maintain the high standards of quality that has come to be associated with Licensor's Trademark.

               B. In addition to any advertising expenditures required elsewhere in this Agreement, Licensee and Licensor shall each contribute a sum equal to
- * - of Net Sales to an account maintained by Licensor to be used by Licensor exclusively to promote the Licensor's Trademark brand image with or without reference to individual licensed products; provided, however, that Licensor's obligation under this Section 4.7(B) shall not begin until January 1, 2001. Such funds should be paid by the parties within thirty (30) days of the end of each quarter.

        4.8. Advertising Expenditure and Budget. During each year of this Agreement by November 15 and May 15 of each year, Licensee shall expend for the advertising of Licensed Products, which advertising may consist of cooperative advertising, an amount that is not less than the "annual Advertising Expenditure," as hereinafter defined, for such year. Licensor and Licensee shall consult with each other regarding the creation, production and placement of all advertising of Licensed Products.


With respect to Domestic Net Sales, Licensee shall spend the greater of - * - of the Minimum Net Sales or - * - of the actual Net Sales for each Annual Period, for Domestic Advertising of the Licensed Products. With respect to International Net Sales, Licensee shall spend the greater of - * - of the Minimum Net Sales (on an FOB basis) or - * - of the Actual Net Sales (on an FOB basis) for each Annual Period, for International Advertising of Licensed Products. Licensee shall deliver to Licensor within thirty (30) calendar days after the end of each quarter hereof an accounting statement detailing the amounts expended by Licensee on advertising for the prior quarter. Each such accounting statement shall be signed, and certified as correct, by a duly authorized officer of Licensee. Prior to each year hereof, Licensee shall submit to Licensor the advertising budget for the upcoming year, based on the aggregate net sales of Licensed Products during the year then ending and on sales projected for the upcoming year. The Annual Advertising Expenditure for each upcoming year will be calculated based upon such budget, and subsequently adjusted and expended every quarter based upon actual sales. This Advertising Expenditure and budget shall become effective immediately upon execution of this Agreement irrespective of the commencement date of the initial term of this Agreement.

        4.9. Approval of Packaging, Labeling. No packaging, labeling or advertising, including cooperative advertising shall be used without the Licensor Approval. Before



* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

publication of any advertisement or promotion, Licensee shall submit every element of the advertisement or promotion for Licensor Approval. Any approval granted hereunder shall be limited in scope to the proposed use by the Licensee. Any additional uses that Licensee desires to use that were not part of the initial request to Licensor shall also require Licensor Approval. Samples of initial packaging, labeling and advertising, and samples of any revisions, changes, modifications or substitutions thereof, shall be submitted to Licensor sufficiently far in advance (but in no case less than twenty (20) days) prior to expected requests for the approval of packaging, labeling or advertising pursuant to this Section shall be accompanied by at least two (2) samples of the object for which approval is sought. Licensee shall use its reasonable best efforts to ensure that all advertising and promotional plans used by Licensee in connection with the Licensed Products, in any form and in any medium, shall be consistent with the prestige associated with Licensor's Trademark and the quality of the Licensed Products. All packaging, labeling and advertising of Licensed Products shall use Licensor's Trademark, but no other trademark or trade name shall be used except as shall be required by applicable law or with Licensor Approval. Licensee shall not be permitted to use its name on the Licensed Products, packaging and other materials displaying Licensor's Trademark other than with Licensor Approval. Any advertising materials provided by Licensor to Licensee shall be so provided at Licensee's cost and the price therefor shall be Licensor's cost of producing and providing the materials. Licensor agrees that if rejection nor approval is forthcoming from Licensor within twenty (20) days of submission by Licensee, such material shall be considered approved.

        4.10. Showroom. The Licensee may, at its election, establish and staff a separate showroom for the presentation and sale of the Licensed Products either directly or through independent sales representatives. The Licensee will use its reasonable efforts to maintain, operate, decorate and staff the showroom in a manner consistent with the prestige and image associated with the Licensor's Trademark. The Licensee and the Licensor shall mutually agree on the design, layout and decoration of the showroom, all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by the Licensee or the Licensee's sales agents. The Licensee shall admit the Licensor's employees to use its showroom and shall sell to such employees for their personal use, but not for subsequent resale, such Licensed Products on the same terms as the Licensee offers its own employees.


                     ARTICLE 5: LICENSE FEES AND ACCOUNTING

        5.1. Initial Payment. Licensee agrees to pay to Licensor an initial payment of One Million Dollars ($1,000,000). The Initial Payment shall be paid within sixty (60) days after execution of this Agreement by Licensee and is non-refundable. This initial payment shall not be credited against future royalties or any other obligation owed to Licensor under the Terms of this Agreement. In addition to the above described initial payment, Licensee shall also immediately issue to Licensor upon execution of this Agreement Four Hundred Twenty Eight Thousand Seven Hundred Forty-Three (428,743) shares of Licensee's common stock (the "Shares"). Certificates evidencing the Shares shall be delivered to Licensor within sixty (60) days after execution of this Agreement. Licensee represents and warrants that the Shares, upon issuance, will be duly authorized, fully paid, non-assessable and free and clear of all liens, charges and encumbrances.

        Licensor agrees to sell not more than 12,500 shares of Licensee's common stock held by Licensor during any calendar quarter from the date hereof through and including March 31, 2002. In addition, Licensor agrees to, until March 31, 2002, execute a Lock-Up Agreement with regard to any shares of Licensee's common stock now or hereafter owned by Licensor in a form identical to agreements signed by all other Directors of Licensee.

        5.2. Amount of Royalty. The Licensee shall pay the Licensor a royalty rate of - * - on products which incorporate the Licensed Patents, - * - on products which incorporate Licensor's Trade Dress, - * - on products which incorporate Licensed Technology, Intellectual Property and Resultant Intellectual Property, and - * - on products which bear any of the Licensed Marks or Copyrights; provided however that the total royalty for all Licensed Products shall not be less than nor exceed - * - of the Net Sales of all Licensed Products sold under this Agreement.

        Additionally, it is agreed that the following sliding scale of royalty rates shall be applied to Net Sales above - * - in any single year:

               For Net Sales between - * - and - * - the Royalty Rate shall be-
               * - ;

               For Net Sales between - * - , the Royalty Rate is - * - , and;

               For Net Sales above - * - , the Royalty Rate is - * - .

        Notwithstanding the foregoing, for the period beginning January 1, 2000 through December 31, 2000, the royalty rate on Net Sales above - * - shall be
- * - .

        Licensee shall not ship FOB the country of manufacture to any Domestic third party.

        Royalties are due in monthly installments within twenty (20) calendar days of the end of the month on Licensed Products sold in that month. For purposes of this Section, a Licensed Product shall be considered "sold" upon the date of shipment. It is the intention of the parties that Royalties will be based on bona fide sales in which Licensee



* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

(or its sublicensees) sells Licensed Products to its direct customers in arms' length transactions.

        In addition to the royalty payments described above, Licensee shall grant to Licensor on January 1 of each calendar year an option to purchase not less than Fifty Thousand (50,000) shares of Licensee common stock at the fair market value on the date of grant exercisable for a ten (10) year period. Upon closing of the Licensee's purchase of the Licensed Intellectual Property, no further options shall be granted to Licensor under this Agreement.

        5.3. Guaranteed Minimum Royalties. For each Annual Period during the Term of this Agreement there shall be a Minimum Guaranteed Royalty which shall be paid by Licensee to Licensor as specified below, in millions of U.S. dollars.



------------------------------------------------------------------------------------------------------
Calendar Year  2000   2001    2002   2003   2004   2005   2006    2007   2008    2009   2010   2011
------------------------------------------------------------------------------------------------------
Guaranteed      *       *       *      *      *      *      *       *      *       *      *      *
Minimum
Royalty
------------------------------------------------------------------------------------------------------


        If the royalties actually paid by Licensee or Licensor in any Annual Period are less than the amount described above, then Licensee shall pay to Licensor the shortfall within ninety (90) days after the end of the calendar year.

        5.4 Minimum Net Sales of Licensed Product. The Licensee shall be required to meet Minimum Net Sales in each Annual Period commencing January 1, 2005, as follows: Calendar 2005, 2006, 2007 and 2008, Net Sales must be in excess of - * - of the prior calendar year Net Sales. Calendar 2009, 2010 and 2011 Net Sales must be in excess of - * - of the prior calendar year Net Sales.

        If the Licensee shall fail to meet these obligations, then the Licensor may terminate this Agreement as provided in Section 9.2 hereof.

        5.5 Renewal Minimum Net Sales. The term of this License begins January 1, 2000 and the initial term of this License ends December 31, 2004. After December 31, 2004, the License will, unless Licensee's notice of intent not to renew is received by Licensor by July 1, 2004, renew for an additional four (4) years if, but only if, the Licensee has generated the Net Sales in the calendar year 2004 in excess of - * - divided between Domestic Net Sales and International Net Sales in the same ratio as



* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

actual Net Sales during calendar year 2002, or as shall otherwise be mutually agreed by the parties. If the Licensee has met the minimum renewal Net Sales addressed above, this Agreement shall be renewed until December 31, 2008. After December 31, 2008, the License will, unless Licensee's notice of intent not to renew is received by Licensor by July 1, 2008, renew for an additional three (3) years if, but only if, the Licensee shall have generated Net Sales in the calendar year 2008 in excess of - * - divided between Domestic Net Sales and International Net Sales in the same ratio as Net Sales during calendar year 2006 or as mutually agreed. Should the Licensee elect to renew the License but fail to meet the required minimum net sales for the years 2004 or 2008, this Agreement shall remain in effect, in the sole discretion of the Licensor, for a period not to exceed one calendar year after January 1, 2005, or January 1, 2009 respectively. If Licensee elects not to renew this Agreement, Licensee shall not be required to pay any royalties to Licensor for any periods following the termination of this Agreement.

               In the event either of the renewal Net Sales minimums are not obtained, Licensee shall have no right to renew this Agreement as of the relevant dates.

        5.6 Mulligan Provision for Minimum Guaranteed Sales. The actual Net Sales may be less than minimum Net Sales set forth in Section 5.4 of this Agreement for one Annual Period during each Renewal Term without causing a default under this Agreement.

        5.7. Method of Paying Royalties to Licensor. All Royalties due hereunder shall be paid to the Licensor at P.O. Box. 968, Flagstaff, AZ 86002, in United States dollars without any transfer charges. Licensor shall have the right to require the Licensee to make payment to any bank designated by Licensor. Licensor shall also have the right to require that payment be made by wire transfer. If any payment is rejected by the Licensee's bank, the Licensor may demand subsequent payments to be made by certified checks.

        5.8. Penalty on Delinquent Payments. If the payment of any installment of Royalties or any other fee due under this Agreement is delinquent, interest shall accrue on the unpaid principal amount of such installment from and after the date which is ten (10) calendar days after the date the same became due pursuant to Article 5.1 at Ten Percent (10%) per annum.

        5.9. Accounting. Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement and shall render a full statement of such operations in writing to Licensor with each Royalty payment as described in Section 5.2 hereof. Such statements shall include all aggregate gross sales, trade discounts, merchandise returns, sales of miscuts, damaged merchandise and net sales prices of all



* Pursuant to a request for confidential treatment, this information has been omitted and filed separately with the Securities and Exchange Commission.

sales for the previous month. Such statements shall be in sufficient detail to be audited from the books of Licensee. Once annually, which may be in connection with the regular annual audit of Licensee's books as set forth in Section 5.10, Licensee shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and net sales price of all Licensed Products made or sold by Licensee certified by Licensee's independent accountant. Each monthly financial statement furnished by Licensee shall be certified by Licensee's chief financial officer or controller.

        5.10. Licensor's Authority to Audit Licensee. Licensor and its duly authorized representatives, on reasonable notice, shall have the right for the duration of the Agreement and for three (3) years thereafter, during regular business hours, to examine the books of account and records and all other documents, materials, and inventory in the possession or under the control of Licensee with respect to all subject matters relevant to this Agreement. All such books of account, records and documents shall be maintained and kept available by Licensee for at least the duration of this Agreement and for at least three (3) years thereafter. Licensor shall have free and full access thereto and shall have the right to make copies therefrom. If as a result of any examination of Licensee's books and records it is shown that Licensee's payments to Licensor hereunder with respect to any twelve (12) month period were less than the amount which should have been paid to Licensor by greater than Two and Three Quarters Percent (2-3/4%) of the amount which would have been paid during such twelve (12) month period, Licensee shall, in addition to reimbursement of any underpayment with interest from the date on which each payment was due at the rate set forth in Article 5.2 hereof, promptly reimburse Licensor for the cost of such examination. Additionally, if the examination shows that any expenditure required to be made by Licensee has not been fully made by an amount within five percent (5%) of the required amount, the Licensee shall immediately make the required expenditure and shall reimburse Licensor for the costs of examination. Licensee shall also provide Licensor each year with a copy of its annual report as soon as it is made available to Licensee's shareholders.

        5.11. Financial Statements. Licensee shall provide Licensor (a) a certified, audited financial statement by an independent certified public accountant to be delivered to Licensor within thirty (30) days of filing such statement with the Securities and Exchange Commission and (b) a six (6) month interim unaudited financial statement to be delivered to Licensor within thirty
(30) days of filing such statement with the Securities and Exchange Commission. In the event no such statements are filed with the Securities and Exchange Commission, Licensee shall nonetheless provide Licensor with such statements every six (6) months.

                    ARTICLE 6: REPRESENTATIONS AND WARRANTIES

        6.1. Express Warranties. Licensee hereby expressly warrants all of the following:

               A. That the Licensed Products shall be in material compliance with the Specifications;

               B. That the Licensed Products and the Work done comply with all applicable laws in force on the date the Licensed Products are produced;

               C. To the best of Licensee's knowledge, that no technology used by Licensee except for any Licensed Intellectual Property infringe any patent, copyright, trade secret, trademark, or other proprietary right of any third party.

Licensee hereby expressly warrants, to the best of its knowledge, all of the following:

               D. It has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

               E. It is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

               F. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its state of incorporation;

               G. All necessary corporate acts have been effected by it to render this Agreement valid and binding upon it.

        6.2. Licensee's Obligations upon Breach of Warranty. Upon breach of the warranty as defined in Section 6.1, Licensee shall use its best efforts to remedy the problem or defect so as to bring the Licensed Product or Licensee's operations into compliance with the warranty within a period of fifteen (15) calendar days from the date Licensee is notified of or first becomes aware of the breach. Such remedy by Licensee shall be without any additional charge to the Licensor. After Licensee has submitted a proposed remedy under this Section, Licensor shall then accept or reject the proposal. Should Licensor reject a proposed remedy by Licensee under this Section, Licensor may at its option require Licensee to make another proposal, or alternatively, Licensor may terminate this Agreement and proceed as provided in Article 9. This Section shall be deemed non-exclusive as to Licensor's rights upon breach of warranty by Licensee, and upon any termination of this Agreement under this Section, Licensor shall be free to pursue any legal remedies Licensor may have due to breach of warranty.

                                 ARTICLE 7: TERM

        7.1. Term. Subject to termination as provided in this Agreement, the Term of this Agreement shall commence on January 1, 2000. The initial term of this Agreement is from January 1, 2000 through and including December 31, 2004 and can be renewed, if at all, only in the event Licensee has met the renewal minimum net sales requirements specified elsewhere in this Agreement. The second term of this Agreement commences on January 1, 2005 and runs through December 31, 2008 and can only be renewed for another term in the event Licensee has met the renewal minimum net sales requirements specified elsewhere in this Agreement. The third term of this Agreement shall be from January 1, 2009 to December 31, 2011. The second and third terms of this Agreement shall be referred to herein as "Renewal Terms." The initial term and all Renewal Terms, if any, shall be referred to herein as the "Term."

                              ARTICLE 8: INSOLVENCY

        8.1. Effect of Proceeding in Bankruptcy, Etc. If either party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or if either party is placed in receivership or makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other party may elect to terminate this Agreement immediately by written notice to the other party without prejudice to any right or remedy the terminating party may have, including, but not limited to, damages for breach to the extent that the same shall be recoverable.

        8.2. Rights Granted Are Personal to Licensee. The Licenses and rights granted hereunder are personal to Licensee. No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee's assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use of Licensor's Trademark or other rights hereby licensed if this Agreement is terminated pursuant to Section 8.1, except as shall be required by law.

        8.3. Financing Consent. During the term of this License Agreement, the Licensor agrees to the following blanket consent for any lender of the Licensee enabling such lender to sell any of the Licensed Products, in the event that a lender forecloses on all or a portion of the assets of the Licensee in connection with any loan or loans made to the Licensee, whether secured or unsecured.

               In this regard, the Licensor irrevocably and unconditionally grants and agrees to grant to any future lender or lenders of the Licensor (including any trustee or agent for such lenders), the right to sell the Licensed Products only upon foreclosure by the lender or lenders on the Licensee's inventory if the Licensor has not purchased the inventory as provided in Section 9.6 hereof, provided such lender or lenders pay royalties due as specified in this Agreement and the advertising percentage specified in this Agreement, less any credit for any unused prepaid royalties previously paid by the

Licensee. The right to sell the Licensed Products by the lender or lenders shall exist for one hundred twenty (120) days after foreclosure commences (tolled for any period during which any lender is prevented by law or court order from exercising the right) subject to the terms of this Agreement. Such sales of the Licensed Product shall be in a commercially reasonable manner as specified in the Uniform Commercial Code. Nothing herein shall constitute an assumption, by any foreclosing lender or lenders, of any obligation of the Licensee under this Agreement beyond those payments specified in this Agreement. This blanket consent shall terminate upon the termination for any reason of any lender's or lenders' security interest in the Licensed Products. No further documentation shall be required from the Licensor for the purposes of extending this Agreement to a future lender or lenders of the Licensee.

        8.4. Trustee in Bankruptcy. Notwithstanding the provisions of Section
8.2 above, in the event that, pursuant to the applicable bankruptcy law (the "Code"), a trustee in bankruptcy, receiver or other comparable person, of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the trustee or Licensee, as the case may be, shall notify Licensor of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute an offer to Licensor to have this Agreement assigned to Licensor or its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid offer may be accepted by Licensor only by written notice given to the trustee or Licensee, as the case may be, to such party. If Licensor fails to deliver such notice within the said fifteen (15) calendar days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.


                             ARTICLE 9: TERMINATION

        9.1. Termination With Notice and 10 Day Opportunity to Cure.

               A. If Licensee breaches any of the following obligations and does not cure said breach within ten (10) days of notification of termination, Licensor may terminate this Agreement:

                        (i) If Licensee shall engage in any Competitive Activity described in Section 1.9(i);

                        (ii) If Licensee institutes proceedings seeking relief under a bankruptcy act or any similar law, or otherwise violates the provisions of Article 8 thereof;

                        (iii) If Licensee transfers or agrees to transfer substantially all of its property, its shares of stock, or this Agreement;

                        (iv) If Licensee shall sell unapproved merchandise in violation of this Agreement; or

                        (v) If Licensee shall, without the prior written consent of Licensor, use Licensor's Trademark, on any products in a manner which violates the terms of this Agreement.

               B. Termination will become effective automatically unless Licensee completely cures, to the reasonable satisfaction of the Licensor, the breach within ten (10) calendar days of the giving of such notice.

        9.2. Termination with Notice and 30-Day Opportunity to Cure.

               A. If Licensee breaches any of its obligations or warranties under this Agreement other than those specified in Section 9.1 above, and does not cure or commence to cure said breach and proceeds diligently thereafter, within thirty (30) days of notification of termination to Licensee specifying the breach, Licensor may terminate this Agreement.

               B. Termination will become effective automatically unless Licensee completely cures, to the reasonable satisfaction of the Licensor, the breach within thirty (30) calendar days of the giving of such Notice, or if the breach cannot be cured within said thirty (30) day period and the Licensee shall have commenced to cure the breach and proceeds diligently thereafter. Termination based upon Licensee's failure to comply with the Guaranteed Minimum Royalty set forth in Section 5.3 or the Minimum Net Sales set forth in Section
5.4 shall become effective thirty (30) calendar days after the giving of the notice should the breach fail to be cured.

               C. If such notice relates to product quality, Licensee shall not ship the Licensed Products for which notice has been given, except as provided herein, while cure is pending as set forth in Section 9.2(B).

        9.3.   Effect of Termination.

               A. Upon notice of any termination and Licensee's failure to cure or commence to cure and to proceed diligently thereafter, Licensee agrees that he shall have no claim for damages (including without limitation loss of anticipated profits) on account thereof. The sole right and remedy of Licensee shall be payment as described below.

Upon receipt of any such notice of termination and Licensee's failure to cure or commence to cure and to proceed diligently thereafter, Licensee shall take steps to mitigate any losses and, unless the notice requires otherwise, work with Licensor to fill outstanding orders and otherwise maintain the quality and goodwill associated with, inter alia, Licensor's Trademark. Upon notice of termination and Licensee's failure to cure or commence to cure and to proceed diligently thereafter, Licensor, at its option, shall be permitted to actively participate in, and, if Licensor deems reasonably necessary to protect such quality and goodwill, direct the operations of Licensee solely with respect to any further sale or disposition of Licensed Products. Without limiting the generality of the foregoing, any notice by Licensor regarding termination of this Agreement may require that Licensee:

                        (i)  Immediately discontinue work on the Licensed
Products;

                        (ii) Provide Licensor with the right to conduct a physical inventory of the Licensed Products in Licensee's possession or control;

                        (iii) Place no further orders or subcontract for equipment, materials, services or facilities, other than as may be necessary or required for completion of such portion of work under this Agreement that is in process or that is not terminated;

                        (iv) Promptly make every reasonable effort to obtain cancellation upon terms satisfactory to Licensor of all orders and subcontracts to the extent they relate to the performance of work terminated, or assign to Licensor those orders and subcontracts, and revoke agreements specified in such notice;

                        (v) Assist Licensor, as specifically requested, in the maintenance, protection and disposition of property acquired by Licensor under this Agreement;

                        (vi) Submit to Licensor a final report describing in detail all Work that has been completed, all Work in progress, the state of development of the Licensed Products, and all Resultant Intellectual Property; and

                        (vii) Deliver to Licensor, or dispose as Licensor shall direct, all materials, supplies, or work in progress in respect of this Agreement and all documents, media and things, relating, referring to or comprising confidential information and/or Resultant Intellectual Property.

               B. On the termination of this Agreement for any reason whatsoever all of the rights granted to Licensee under this Agreement shall immediately terminate and revert to Licensor; all Royalties on sales theretofore made shall become immediately due and payable; Licensee shall immediately discontinue all use of the Licensed Marks, Licensed Patents, Licensor's Trade Dress and all other Technology and Intellectual Property rights hereby granted. Licensee shall no longer use the Licensor's Trademark, any variation, imitation or simulation thereof, or any of the Licensed Marks or Licensor's Trade Dress, used in connection with sale of Licensed Products; Licensee will promptly transfer to Licensor, at a price equal to Licensee's actual cost, any registrations or trademark applications and rights with regard to any trademark used in connection with Licensed Products or other of Licensor's Products which it may have possessed at any time; Licensee shall deliver to Licensor, at a price equal to Licensee's actual cost, all sketches, designs, and the like in its possession or control, designed or approved by Licensor, and all Packaging and Advertising materials in Licensee's possession or control; if Licensor does not want Licensee's Packaging and Advertising, Licensee shall destroy those materials under the supervision of Licensor, and Licensee shall supply to Licensor a certificate of full destruction of all such materials signed by a duly authorized officer of Licensee. Licensee shall further transfer title and deliver to Licensor in the manner, time, and extent directed by Licensor, at a price equal to Licensee's actual cost, work in progress, completed articles, spare parts, documentation, drawings, client lists, and other property necessary or helpful to Licensor in completing work in progress and distribution of finished and future Product.

               C. Upon Licensee's complete performance of the obligations set forth in this Article 9, Licensor will pay to Licensee an amount determined in accordance with the following, without duplication of any item:

                        (i) All amounts due and not previously paid to Licensee for work completed in accordance with this Agreement prior to notice of termination, and for work thereafter completed as may be specified in such notice;

                        (ii) The cost of settling and paying claims arising out of the termination of work under sub-contracts or orders as provided above in this section;

                        (iii) The reasonable costs arising out of assisting Licensor in the maintenance, protection and disposition of property acquired under this Agreement; and

                        (iv) Any other reasonable costs incidental to such termination of work.

        9.4. Mistaken Termination for Cause. If after notice of termination of this Agreement under the provisions set forth in Sections 9.1 or 9.2, it is determined for any reason that Licensee was not in default under that provision or that default was excusable under the provisions of this Agreement, this Agreement shall be reinstated and the Licensee's sole remedy shall be the same as if the notice of termination had been issued pursuant to Section 9.3(c).

        9.5. Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of the benefits of this Agreement because of a Force Majeure Event, the party who has been so affected shall timely give notice to the other party and shall use its reasonable efforts to do everything reasonably possible to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be temporarily and immediately suspended. If the period of non-performance exceeds sixty (60) calendar days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, contact another entity to perform the affected obligations until such time as performance can be resumed. If the period of non-performance exceeds six (6) months, the party whose ability has not been so affected may, by written notice, terminate this Agreement in the manner specified in Section 9.3. If during the term of this Agreement, there are promulgated any amended or new laws, ordinances, codes or regulations not known or foreseeable at the time of signing of this Agreement which affect the cost or time for performance of this Agreement, Licensee shall timely notify Licensor in writing and submit reasonably detailed documentation of such effect in terms of both time and cost of performing the Agreement. Upon concurrence by Licensor as to the effect of such amended or new laws, ordinances, codes or regulations, an equitable adjustment in the compensation and time of performance will be made by an appropriate Change.

        9.6. Inventory Upon Termination. Upon the termination of this Agreement for any reason whatsoever, Licensee shall immediately deliver to Licensor an Inventory Schedule. The Inventory Schedule shall be prepared as of the close of business on the date of such termination and shall reflect the landed, duty paid cost of each such item, as accounted for in Licensee's books according to GAAP. Notwithstanding the other provisions of this Article 9, Licensor thereupon shall have the option exercisable by notice in writing delivered to Licensee within thirty (30) calendar days after its receipt of the complete Inventory Schedule, to purchase any or all of the Inventory for which the Licensee does not have orders for an amount equal to the landed, duty paid cost. If Licensor sends such notice to Licensee, Licensor may collect and pay for the Products within thirty
(30) calendar days. At the end of such period, any Licensed Products remaining in Licensee's possession shall be destroyed or disposed of in a fashion approved in writing by Licensee.

        9.7. Post-Termination Transition and Freedom to License. In the event of termination of this Agreement, Licensor shall be free to license to others the rights herein licensed, and all such licenses with respect to the manufacture and sale of Licensed Products in the Territory shall immediately become non-exclusive. In order to maintain the continuity of Licensor's licensing and marketing programs and the goodwill associated with the Licensed Marks, upon termination, Licensor shall have the option to immediately replace Licensee by executing new license agreements with third parties and take steps to commence sales of Licensed Products before the termination of the License without any liability to Licensor.

        9.8. Equitable Relief. Notwithstanding the arbitration provisions of
Section 15.9, Licensor and Licensee shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction shall deem just and proper.

        9.9. Termination Without Prejudice. Termination of this Agreement pursuant to and conditions hereof shall be without prejudice to the terminating party's other rights and remedies at law or in equity.

        9.10. Waiver. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor arising from any alleged goodwill created by the Licensee for the benefit of Licensor or from the alleged creation or increase of a market for Licensed Products.

        9.11. Noncompetition by Licensee. During the performance of this Agreement and for two years thereafter, Licensee agrees not to engage in Competitive Activity or to perform the same or similar services as rendered hereunder for any person or entity other than Licensor, and not to take any employment or engagement in which Licensee would reasonably be expected to call upon, use or disclose any rights hereby licensed unless, prior to proposing to perform such services or take such employment, Licensee shall: (a) provide written notice to Licensor identifying all parties and locations involved; and
(b) respond in writing, with particularity, to any written inquiry by Licensor mailed within ten (10) calendar days of receipt of said written notice regarding the presence or absence of particular features or concepts in the proposed services or employment; and (c) deliver to Licensor a written certification signed by an authorized officer of Licensee that no Confidential Information shall be disclosed or used, and that Licensee's activities shall not violate any provision of this Agreement.


                           ARTICLE 10: INDEMNIFICATION

        10.1. Licensee. Licensee shall indemnify and hold Licensor and its officers, agents and employees harmless from and against any and all liability, claims, causes of action, suits, damages and expenses, including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto, which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement in connection with Licensed Products manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business. This indemnification shall apply regardless of whether the claim asserted alleges the active or passive negligence or participation of Licensor. If any action or proceeding shall be brought or asserted against Licensor in respect to which indemnity may be sought from Licensee under this Section, Licensor shall promptly notify Licensee thereof in writing, and Licensee shall assume and direct the defense thereof, however, Licensor shall have the right to reasonably approve the selection of legal counsel hired by Licensee to defend such claim, and if Licensor does not reasonably approve of Licensee's selection, Licensor has the right to hire separate legal counsel at Licensee's expense. If Licensor approves of Licensee's selection of counsel, nonetheless, Licensor may thereafter, at its own expense, be represented by its own counsel in such action or proceeding.

        10.2. Indemnity Against Liens. The Licensee shall pay for all labor, materials, and services furnished in connection with the performance of the Work covered by this Agreement, including all costs and expenses for which a lien might be imposed on property of Licensor. The Licensee shall indemnify and hold Licensor harmless from all liability, damage, cost, or expense, including, but not limited to attorneys' fees, by reason of any lien filed against property of Licensor incidental to the performance of the Work covered by this Agreement. The Licensee shall furnish Licensor on written demand satisfactory evidence that all such costs and expenses have been paid. In case such evidence is not furnished, Licensor may retain, from money due the Licensee, such amount as in Licensor's opinion may be necessary to pay such costs and expenses, until satisfactory evidence is furnished that all such liabilities have been discharged. The obligations imposed by this Section shall not be limited by any other provision in this Agreement.

        10.3. Third Party Rights to Technology. Licensee shall indemnify and hold Licensor harmless from any loss, liability and/or costs, including reasonable attorneys' fees, arising out of or existing because of the claim that the use or sale of any technology used by Licensee (except for any Licensed Intellectual Property registered in Licensor's name prior to the execution of this Agreement), or product embodying the technology delivered by Licensee constitutes an infringement or violation of any patent, trademark, copyright, trade secret or other proprietary rights.

               Licensor shall indemnify and hold Licensee harmless from any loss, liability and/or costs, including reasonable attorneys' fees, arising out of or existing because of the claim that the use or sale of any technology used by Licensor, or product embodying the technology delivered by Licensor constitutes an infringement or violation of any patent, trademark, copyright, trade secret or other proprietary rights.

        10.4. Independent Covenants. The foregoing indemnity provisions of Sections 10.1, 10.2, and 10.3 hereof shall be deemed independent covenants, and shall survive completion of o\r any termination or cancellation of this Agreement, or any claimed breach thereof. The prevailing party shall be entitled to be reimbursed by the other party for all expenses, including reasonable attorneys' fees paid or otherwise incurred to enforce the provisions of this Section.

                              ARTICLE 11: INSURANCE

        11.1. Insurance to Be Obtained by Licensee.

               A. Licensee shall maintain in effect at all times during the term of this Agreement insurance, including without limitation workers' compensation, comprehensive general liability, product liability, property damage, advertising liability, and automobile liability insurance against all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damages, costs, charges and expenses for injuries to any person or property arising out of or in connection with this Agreement which are the result of the fault or negligence of Licensee, its agents and sublicensees. Such insurance shall be for coverage on an occurrence basis in the amount of not less than Three Million Dollars ($3,000,000) for personal injury and One Million Dollars ($1,000,000) for property damage. Licensee shall also provide insurance covering theft and destruction of Licensed Products.

               B. The specification of liability coverages and limits herein shall not relieve or limit the responsibilities of Licensee under this Agreement.

               C. Licensee is solely responsible for determining whether additional coverage or greater limits are required to protect Licensee's interests from hazards or claims in excess of the specified minimum insurance. Where special or unusual hazards peculiar to the Work are foreseeable, Licensee shall take such steps as are necessary to insure itself against such hazards and be responsible for any damage which results from the occurrence of such hazards in connection with this project prior to the start of Work by Licensee.

               D. Each policy of insurance shall contain a clause which provides in the event of cancellation or expiration of the policy or of any change in the policy of any nature, thirty (30) calendar days advance written notice will be sent to Licensor.

               E. Licensee shall deposit with Licensor a complete package of certificates of insurance signed by the insurer. None of the insurance required hereunder shall be canceled, changed or allowed to lapse until the Agreement has been completed

               F. Licensor and Teva Sport Sandals, Inc. or its successor or assign shall be named as additional insureds.

ARTICLE 12:  OWNERSHIP OF INTELLECTUAL PROPERTY AND TECHNOLOGY

        12.1. Ownership of Copyright. Licensee hereby agrees that any Copyright which shall have arisen under this Agreement or has arisen in the past in any sketch, design, print, package, label, tag or the like, or used with the Licensor's Trademark or on Licensed Products are the property of Licensor. Licensee shall use its reasonable efforts to not, at any time, do any act or thing which shall adversely affect any rights of Licensor's rights in such sketches, designs, prints, packages, labels, tags and the like, and shall, at Licensor's request, do all things reasonably required by Licensor to preserve and protect said rights.

        12.2. Rights to the Trademark and Other Intellectual Property. Licensee acknowledges the great value of the goodwill associated with the Licensed Intellectual Property hereby licensed and/or used in connection with Licensed Products. Licensee will use its reasonable efforts to not, at any time, do, or otherwise suffer to be done any act or thing which shall, in any way, adversely affect any of Licensor's rights in any Licensed Marks or any registrations thereof or other intellectual property which, directly or indirectly, shall reduce the value of the Licensed Marks or detract from its reputation. Licensee shall not file or prosecute a trademark or service mark application or applications to register any trademark in respect of the Licensed Products. The restrictions of this Section similarly apply to Copyrights, patents, and other Intellectual Property. Licensee hereby agrees to promptly disclose each application for registration of Intellectual Property related to the Licensed Products and hereby assigns legal ownership in any and all such trademarks or other Intellectual Property for which Licensee has filed applications or received registrations and shall have ownership in these corrected immediately by executing assignments to Licensor of such intellectual property.

        12.3. Licensee's Use of Trademarks and Copyrights Inures to Licensor's Benefit. All uses of the Licensed Intellectual Property by Licensee in advertising, promotions, labels and packaging are used by Licensee for the account and benefit of the Licensor. The use of any such rights pursuant to this Agreement shall be for the benefit of Licensor and shall not vest in Licensee any title to or right or presumptive right to continue such use.

        12.4. Licensee to Perform a Clearance Search of All Trademarks Used in Connection with Licensed Products. All trademarks that Licensee proposes to use on Licensed Products shall receive Licensor Approval. Licensor shall not grant approval unless Licensee provides evidence that the proposed trademarks do not infringe upon the rights of third parties. This shall be evidenced by a trademark search printout performed on a known trademark database, such as Thomson & Thomson, and a clear explanation, through opinion of counsel, of how Licensee concluded from the search that such a trademark would not infringe the rights of third parties. Notwithstanding any search, if Licensee submits a trademark to Licensor pursuant to Article 12.4 for use in connection with manufacture or sale of the Licensed Products, Licensee shall hold Licensor free from liability and shall indemnify Licensor for any and all damages, costs, and the like, including reasonable attorneys' fees.

        12.5. Licensee Shall Not Attack Licensor's Title in Intellectual Property. Licensee shall not, during the term of this Agreement or thereafter,
(a) attack Licensor's title or rights in and to Licensed Intellectual Property used in connection with Licensor's Products in any jurisdiction or attack the validity of this License or (b) contest the fact that Licensee's rights under this Agreement are solely those of a licensee, manufacturer and distributor and such rights shall cease upon termination of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

        12.6. Molds and Designs Used Only on Licensed Products. Licensee acknowledges and agrees that Licensor owns or shall own all rights in designs relating to the Licensed Products, regardless of whether such designs were created by Licensor or created on behalf of Licensor by the Licensee. Licensee agrees to make, procure and execute all assignments necessary to vest ownership of design rights in Licensor. Licensee shall place appropriate notices, reflecting ownership by Licensor, on all the Licensed Products, packaging, tags, labels and advertising and promotional materials. Licensee shall not do or allow to be done anything which may adversely affect any of Licensor's design rights. All designs used by Licensee for the Licensed Products shall be used exclusively for the Licensed Products and may not be used under any other trademark or private label without the prior written consent of Licensor. Licensee shall disclose and freely make available to Licensor any and all developments or improvements it shall make relating to the Licensed Products and to their manufacture, promotion and sales, including, without limitation, developments and improvements in any machine, process or product design that may be disclosed or suggested by Licensor or regarding any patent or trademark which Licensee is entitled to utilize.

        12.7. Assignment of Rights to Resultant Intellectual Property. Licensee hereby assigns, and agrees to assign to Licensor all right, title and interest in the United States and all foreign countries in and to all Resultant Intellectual Property, including any and all patents, patent applications, copyright registrations, design registrations, trademarks, trade secrets, rights under international treaties, or any other protection available for Resultant Intellectual Property in any country. Licensee agrees to obtain valid and enforceable agreements from its employees and any subcontractor obligating assignment of ownership rights in Resultant Intellectual Property from such employees or subcontractors to Licensee, which ownership shall then pass to Licensor under this Section.

        12.8. Licensee's Duty to Preserve Resultant Intellectual Property. Licensee shall not at any time take, induce or permit any action or omission inconsistent with or tending to impair or diminish Licensor's rights in and to the Resultant Intellectual Property. Licensee shall not at any time use any Resultant Intellectual Property for any purpose whatsoever other than in connection with tasks or services performed on behalf of Licensor.

        12.9. Licensor's Rights in Licensee's Technology. With respect to all Technology delivered to Licensor or otherwise embodied in any Licensed Product which does not embody or comprise Resultant Intellectual Property, Licensee hereby grants Licensor a royalty-free, perpetual, non-exclusive license, with rights of sublicense and assignment under any and all intellectual property rights, including patents, copyrights, trademark and trade secret rights which Licensee may own to make, use, duplicate and sell such Technology.

                      ARTICLE 13: INFRINGEMENT OR DILUTION

        13.1. Notice of Infringement. Licensee shall notify Licensor in writing of any infringement, dilution or imitation of the Licensed Intellectual Property by any third party promptly when the same shall come to the attention of the Licensee. Licensor will thereupon take such action as it deems advisable, and Licensee shall cooperate with and assist Licensor in the prosecution of any such suit, as Licensor may reasonably request. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action without the prior written consent of Licensor.

        13.2. Licensor Control Over Litigation. Licensor shall have full control over any such action, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it deems advisable in its discretion. Licensor shall bear all reasonable, out-of-pocket expenses connected with the foregoing. Any recovery as a result of such action shall belong solely to Licensor, and Licensee shall have no claim to any part of such recovery. Licensee may, upon receiving the prior written consent of Licensor, participate in any action taken by or proceeding instituted by Licensor through separate counsel of Licensee's own choosing and at Licensee's sole expense, provided that Licensor at all times shall retain full control over such action in accordance with this Section.


                           ARTICLE 14: CONFIDENTIALITY

        14.1. Non-disclosure and Use by Licensee. Licensee shall not, at any time, disclose any Confidential Information or use any Licensor's Confidential Information other than as required to perform the tasks for which Licensee is engaged by Licensor without Licensor Approval. Similarly, Licensor shall respect the confidentiality and not use or disclose, other than to carry out the terms hereof, Licensee Confidential Information.

        14.2. Delivery by Licensee of Confidential Information. Upon completion of this Agreement or upon request by Licensor, which request shall be made no more frequently than monthly, Licensee shall deliver to Licensor any of Licensor's Confidential Information reasonably requested by Licensor, as well as all documents, media, items and technology comprising, embodying or relating to the Confidential Information, as well as any other documents or things belonging to Licensor that shall be in Licensee's possession. Licensee shall deliver to Licensor all copies of documents, data, and the like embodying such Confidential Information, and shall not take or retain any copies thereof, except as authorized and under conditions set forth by Licensor.

        14.3. Secrecy. Licensee shall not release any information concerning the Work or any part thereof, including the price paid for the Work, in the form of advertising or publication, including news releases or professional Articles, without Licensor's prior written permission, except as is required by law.


                          ARTICLE 15: OTHER PROVISIONS

        15.1. Severability. If any provision or any portion of this Agreement shall be construed to be illegal, invalid or unenforceable, such provision shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein. All other provisions of this Agreement and remaining portion of any provision which is not found to be illegal, invalid or unenforceable in part shall continue in force and effect.

        15.2. Non-waiver. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to herein. The fact that the Licensor has not previously insisted upon the Licensee expressly complying with any provision of the Agreement shall not be deemed to be a waiver of the Licensor's future right to require compliance in respect thereof. Licensee specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent Licensor from subsequently requiring full and complete compliance thereafter.

        15.3. Permission Needed to Assign or Sublicense. Licensee shall not assign or sublicense this Agreement or any interest therein, or any part of this Agreement without Licensor's prior written consent. However, Licensor may assign its rights and obligations under this Agreement to any successor without the consent of Licensee, so long as such successor agrees to be liable for any obligations, financial or otherwise, arising from this Agreement.

        15.4 Form of Notice to Parties. All notices hereunder shall be in writing and given by registered mail, traceable overnight express mail such as Federal Express, facsimile, cable or telex addressed to the parties at the addresses recited in this Agreement or to such other address of which either party shall advise the other in writing.
Notices will be deemed given on the date it is sent.

If to Licensor:
        Mark Thatcher
        P.O. Box 968
        Flagstaff, AZ 86002
        (Fax No.)

With copies to:
        Charles F. Hauff, Jr., Esq./George H. Lyons
        Snell & Wilmer
        One Arizona Center
        Phoenix, AZ 85004

        John Kalinich
        Teva Sport Sandals, Inc.
        P.O. Box 968
        Flagstaff, Arizona 86002

If to Licensee:
        Deckers Outdoor Corporation
        495-A South Fairview Avenue
        Goleta, CA  93117
        Attn:  Douglas B. Otto
        Facsimile #805-967-7862

With copies to:
        Joseph E. Nida, Esq.
        Nida & Maloney, P.C.
        800 Anacapa Street
        Santa Barbara, CA  93101
        Facsimile #805-568-1955

        15.5. Notice of Actions Being Brought. Licensee agrees to notify Licensor immediately upon the commencement of any actions brought against Licensee whose outcome may affect the rights of Licensor herein granted, and Licensor shall have the right at its own expense to appear and defend such actions.

        15.6. Precedence. In the event of conflict between the terms of this Agreement and any other document, the terms of this Agreement shall govern, unless such other document expressly purports to modify this Agreement, and is signed by the parties to this Agreement.

        15.7. Survival of Obligations. The provisions of this Agreement, which by their very nature survive final acceptance under this Agreement shall remain in full force and effect after such termination.

        15.8. Integration. This Agreement, and the appendices hereto, represent the entire agreement between the parties respecting the subject matter hereof and supersede all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing, expressly purporting to modify this Agreement and signed by the party against whom enforcement is sought.

        15.9. Arbitration. All disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to or affecting in any way Licensor's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof (hereinafter referred to as "Licensed Mark Disputes") shall be settled and determined by arbitration in Phoenix, Arizona before the American Arbitration Association in accordance with and pursuant to the then existing Arbitration Rules. The arbitrators shall have the power to award fees and expenses to any party in any such arbitration and the courts shall have similar power with regard to injunctive relief sought by Licensor pursuant to Article
9.9 hereof. However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof in any respect, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process or motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to this Agreement. Notwithstanding the agreement to submit disputes to arbitration, a party shall have the right of recourse to an appropriate court in a dispute where equitable relief by way of an injunction may be available.

        15.10. Jurisdiction. In the event that a court action becomes necessary, the Licensor and Licensee consent to the jurisdiction of the courts of the State of Arizona, including all Arizona State Courts and all Federal Courts of the State of Arizona.

        15.11. Applicable Law. This Agreement will be construed in accordance with the laws of the State of Arizona.

        15.12. Responsibility for Taxes. Licensee shall be responsible for the payment of all taxes based on work performed or Products delivered pursuant to this Agreement except for any tax based on Licensor's net income.

        15.13. Headings. The headings of the Articles of this agreement are for convenience only and shall in no way limit or affect the term or conditions of this Agreement.

        15.14. Remedies Cumulative. All remedies available under the law and/or this Agreement for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

        15.15. Independent Contractor Status. It is expressly understood that Licensee and Licensor are contractors independent of one another, and that neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in a writing signed by both parties hereto. Licensee shall maintain complete control over its employees and all of its subcontractors and assume liability for such actions as would occur under the terms of this Agreement.

        15.16. Rights of Licensor's Successors in Interest. The rights of Licensor and the obligations of Licensee under this Agreement shall inure to the benefit of Licensor's nominees, successors and assigns.

        15.17. Construction. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

        15.18. Limitation on Rights of Others. This Agreement is entered into between the parties for the exclusive benefit of the parties. This Agreement is not intended for the benefit of any creditor of any party or any other person. Except to the extent provided by applicable statute, and then only to that extent, no third party shall have any rights under this Agreement.

        15.19. Limitations on Special Damages. Except as provided herein, no party shall be liable to any other party by reason of this Agreement or any breach or termination of this Agreement, for any incidental, consequential, indirect, punitive, exemplary or special damages whether arising out of tort (including negligence), product liability, or otherwise, and whether or not such party has been advised of the possibility of such damage for any loss of prospective profits or incidental, consequential indirect, punitive, exemplary or special damages.

        15.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the 7th day of June, 1999.

                                            Licensor:


                                            /s/   Mark Thatcher
                                            --------------------------------
                                            MARK THATCHER
                                            Licensee:

                                            DECKERS OUTDOOR CORPORATION


                                            By: /s/  Peter Benjamin
                                            --------------------------------
                                            Name: Peter Benjamin
                                            Title: Chief Operating Officer